Exhibit 99.1

NewsRelease

TC PipeLines, LP Announces 2013 Third Quarter Cash Distribution and Financial Results

HOUSTON, Texas – October 25, 2013 – TC PipeLines, LP (NYSE: TCP) (the Partnership) today announced that the board of directors of TC PipeLines GP, Inc., its general partner (the General Partner), declared the Partnership’s third quarter 2013 cash distribution of $0.81 per common unit. The distribution is payable on November 14, 2013 to unitholders of record as of the close of business on November 5, 2013.

The Partnership also reported third quarter 2013 Partnership cash flows of $58 million and net income attributable to controlling interests of $37 million or $0.58 per common unit.

“The Partnership’s third quarter results reflect the $1.05 billion acquisition of additional interests in the GTN and Bison pipelines including the debt and equity financing for the transaction,” said Steve Becker, president of TC PipeLines, GP, Inc. “TC PipeLines had another quarter of positive performance from the majority of our pipeline assets. Going forward, we are confident that our expanded asset base will allow us to continue to deliver stable cash flows and long-term value to our investors.”

Third Quarter 2013 Highlights (All financial figures are unaudited)

o	Partnership cash flows of $58 million.
o	Paid cash distributions of $52 million.
o	Declared cash distributions of $0.81 per common unit.
o	Net income attributable to controlling interests of $37 million or $0.58 per common unit.
o	Closed acquisition of an additional 45 percent interest in each of Gas Transmission Northwest LLC (GTN) and Bison Pipeline LLC (Bison).
o	Reached rate case settlement with Great Lakes’ shippers and filed settlement with FERC for approval.

The Partnership’s financial highlights for the third quarter of 2013 compared to the third quarter of 2012 were:

	Three months ended		Nine months ended
(unaudited)	September 30,		September 30,
(millions of dollars except per common unit amounts)	2013	2012(c)	2013(c)	2012(c)
Partnership cash flows(a)	58	48	142	150
Cash distributions paid	(52)	(43)	(137)	(127)
Cash distributions declared per common unit	$0.81	$0.78	$2.40	$2.33
Net income attributable to controlling interests	37	48	114	148
Net income per common unit(b)	$0.58	$0.88	$1.94	$2.71
Weighted average common units outstanding (millions)	62.3	53.5	57.8	53.5
Common units outstanding at end of period (millions)	62.3	53.5	62.3	53.5

(a) Partnership cash flows is a non-GAAP financial measure. Refer to the description of Partnership Cash Flows in the section of this release entitled “Partnership Cash Flows” and the Supplemental Schedule Non-GAAP Measures for further detail.

 (b) Net income per common unit is computed by dividing net income attributable to controlling interests, after deduction of the General Partner’s allocation, by the weighted average number of common units outstanding. The General Partner’s allocation is computed based upon the General Partner’s effective two percent general partner interest plus an amount equal to incentive distributions. On May 22, 2013, the Partnership issued 8.855 million common units in a public offering.

(c) Because the additional 45 percent membership interests in each of GTN and Bison were acquired from subsidiaries of TransCanada, the acquisition was accounted for as a transaction between entities under common control, similar to a pooling of interests, whereby the assets and liabilities of GTN and Bison were recorded at TransCanada’s carrying value and the Partnership’s historical financial information was recast to consolidate GTN and Bison for all periods presented.

Recent Developments

Great Lakes Rate Settlement - On September 27, 2013, Great Lakes filed with the Federal Energy Regulatory Commission (FERC) a settlement with its customers to modify its transportation rates beginning on November 1, 2013. The settlement is expected to be approved by FERC before the end of the year. The settlement establishes maximum recourse transportation rates on the Great Lakes system. Commencing November 2013, rates will increase, compared to current rates, by approximately 21 percent. This will result in a modest increase in the portion of Great Lakes’ revenue derived from its recourse rate contracts. The settlement includes a moratorium on filing rate cases or challenging the settlement rates between November 1, 2013 and March 31, 2015 and requires that Great Lakes file to have new rates in effect no later than January 1, 2018.

Cash Distributions – On October 24, 2013, the board of directors of our General Partner declared the Partnership’s third quarter 2013 cash distribution in the amount of $0.81 per common unit payable on November 14, 2013 to unitholders of record as of November 5, 2013.

Liquidity and Capital Resources

Partnership Cash Flows

Partnership cash flows increased by $10 million to $58 million in the third quarter of 2013 compared to $48 million in the same period of 2012. This increase was primarily due to the increased cash distributions of $19 million from GTN and Bison beginning July 1, 2013 as a result of the 2013 Acquisition. It was partially offset by lower cash distributions from Great Lakes of $8 million, due to lower revenue, as compared to the same period of 2012.

The Partnership paid distributions of $52 million in the third quarter of 2013, an increase of $9 million compared to the same period in 2012. This increase was due to a $0.03 increase in the distribution per common unit in the second quarter of 2013, as well as an increase in the number of common units outstanding resulting from the May 2013 equity issuance.

The Partnership uses the non-GAAP financial measures “Partnership cash flows” and “Partnership cash flows before General Partner distributions” as they provide measures of cash generated during the period to evaluate our cash distribution capability. Management also uses these measures as a basis for recommendations to our General Partner’s board of directors regarding the distribution to be declared each quarter. Partnership cash flow information is presented to enhance investors’ understanding of the way management analyzes the Partnership’s financial performance.

Partnership cash flows include net income attributable to controlling interests, less net income attributed to 45 percent interests in each of GTN and Bison not owned prior to July 1, 2013, plus operating cash flows from North Baja and Tuscarora, and cash distributions received from Great Lakes, Northern Border, GTN and Bison, less equity earnings from unconsolidated affiliates and Other Pipes' net income as previously reported, plus net income attributable to non-controlling interests from consolidated subsidiaries after the 2013 Acquisition, and net of distributions declared to the General Partner.

Partnership cash flows and Partnership cash flows before General Partner distributions are provided as a supplement to GAAP financial results and are not meant to be considered in isolation or as substitutes for financial results prepared in accordance with GAAP.

Contractual Obligations

At September 30, 2013, there was $350 million outstanding on the Partnership’s $500 million senior revolving credit facility. The Partnership was in compliance with the covenants of the credit agreement at September 30, 2013.

Net Income attributable to controlling interests

For the three months ended September 30, 2013, net income attributable to controlling interests decreased by $11 million to $37 million compared to $48 million in the third quarter of 2012. This decrease was primarily due to lower equity earnings from Great Lakes and increased Partnership expenses.

Equity losses from Great Lakes were $2 million in the third quarter of 2013, whereas Great Lakes had equity earnings of $6 million in the same period in 2012. The decrease of $8 million was due to lower revenue resulting from capacity contracted at lower rates and volumes in the third quarter of 2013 compared to the same period in 2012.

Partnership expenses were $9 million in the third quarter of 2013, an increase of $3 million compared to the same period in 2012. This increase was due to higher interest expense as a result of the $500 million term loan obtained to finance a portion of the purchase price of the 2013 Acquisition.

Conference Call

Analysts, members of the media, investors and other interested parties are invited to participate in a teleconference by calling 866.226.1793 today, Friday, October 25, 2013 at 10 a.m. central time (CT)/11 a.m. eastern time (ET). Steve Becker, President of the General Partner, will discuss the Partnership’s financial results and latest developments. Please dial in 10 minutes prior to the start of the call. No pass code is required. Interested parties can also listen to a live webcast and replay of the conference call by accessing the Investor Center portion of the Partnership’s website at www.tcpipelineslp.com. Slides with information that may be discussed during the webcast will be posted on the Investor Center of the Partnership’s website under “Events and Presentations” prior to the webcast.

A replay of the teleconference will also be available two hours after the conclusion of the call and until 11 p.m. (CT) and midnight (ET) on November 1, 2013, by calling 800.408.3053, then entering pass code 9135626.

TC PipeLines, LP is a Delaware master limited partnership with interests in six federally regulated U.S. interstate natural gas pipelines which serve markets in western and mid-western United States and Eastern Canada. The Partnership is managed by its general partner, TC PipeLines GP, Inc., a subsidiary of TransCanada Corporation (NYSE: TRP). For more information about TC PipeLines, LP, visit the Partnership’s website at www.tcpipelineslp.com.

Forward-Looking Statements

Certain non-historical statements in this release relating to future plans, projections, events or conditions, including our belief that the Partnership is well positioned to deliver long-term value and solid results in the future and our expectation for FERC approval of the Great Lakes settlement, are intended to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  These statements are based on current expectations and, therefore, subject to a variety of risks and uncertainties that could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including, without limitation, competitive conditions in the natural gas industry, increases in operating and compliance costs, the outcome of rate proceedings, our ability to identify and complete expansion and growth opportunities, operating hazards beyond our control, availability of capital and market demand that the Partnership expects or believes will or may occur in the future.  These and other factors that could cause future results to differ materially from those anticipated are discussed in Item 1A in our Annual Report on Form 10-K for the year-ended December 31, 2012 filed with the Securities and Exchange Commission (the “SEC”), as updated and supplemented by subsequent filings with the SEC. All forward-looking statements are made only as of the date made and except as required by applicable law, we undertake no obligation to update any forward-looking statements to reflect new information, subsequent events or other changes.

Media Inquiries:	Shawn Howard/Grady Semmens	403.920.7859
Unitholder and Analyst Inquiries:	Rhonda Amundson	877.290.2772 investor_relations@tcpipelineslp.com

TC PipeLines, LP
Financial Summary

Consolidated Statement of Income

	Three months ended		Nine months ended
(unaudited)	September 30,		September 30,
(millions of dollars except per common unit amounts)	2013	2012(a)	2013(a)	2012(a)

Transmission revenues	85	84	253	256
Equity earnings from unconsolidated affiliates	15	24	48	77
Operating expenses	(19)	(19)	(57)	(58)
General and administrative	(2)	(1)	(8)	(5)
Depreciation	(21)	(21)	(64)	(64)
Financial charges and other	(12)	(10)	(31)	(30)
Net income	46	57	141	176

Net income attributable to non-controlling interests	9	9	27	28
Net income attributable to controlling interests	37	48	114	148

Net income attributable to controlling interests allocation
Common units	36	47	112	145
General Partner	1	1	2	3
	37	48	114	148

Net income per common unit – basic and diluted	$0.58	$0.88	$1.94	$2.71

Weighted average common units outstanding (millions) – basic and diluted	62.3	53.5	57.8	53.5

Common units outstanding, end of period (millions)	62.3	53.5	62.3	53.5

(a)	Financial information was recast to consolidate GTN and Bison.

TC PipeLines, LP
Financial Summary

Consolidated Condensed Balance Sheet

(unaudited) (millions of dollars)	September 30, 2013	December 31, 2012(a)
ASSETS
Current assets	89	69
Investment in unconsolidated affiliates	1,161	1,189
Plant, property and equipment	2,056	2,111
Other assets	139	136
	3,445	3,505

LIABILITIES AND PARTNERS' EQUITY
Current liabilities	40	49
Other liabilities	25	21
Long-term debt, including current portion	1,551	1,013
Partners' equity	1,829	2,422
	3,445	3,505

(a)	Financial information was recast to consolidate GTN and Bison.

 TC PipeLines, LP
Supplemental Schedule

Non-GAAP Measures
Reconciliation of Net Income attributable to controlling interests to Partnership Cash Flows

	Three months ended		Nine months ended
(unaudited)	September 30,		September 30,
(millions of dollars except per common unit amounts)	2013	2012	2013	2012
Net income attributable to controlling interests(d)	37	48	114	148
Less net income attributed to 45 percent interests in GTN and Bison not owned prior to July 1, 2013(d)	-	(13)	(26)	(41)
Net income as previously reported	37	35	88	107

Add:
Cash distributions from Great Lakes (a)	3	11	15	34
Cash distributions from Northern Border (a)	22	20	66	71
Cash distributions from GTN (a)	19	7	33	21
Cash distributions from Bison (a)	11	4	18	12
Cash flows provided by North Baja’s and Tuscarora’s operating activities	13	13	39	37
	68	55	171	175

Less:
Equity earnings/(losses) as previously reported:
Great Lakes	2	(6)	-	(23)
Northern Border	(17)	(18)	(48)	(54)
GTN	-	(5)	(9)	(15)
Bison	-	(2)	(6)	(8)
	(15)	(31)	(63)	(100)
Other Pipes’ net income as previously reported (e)
GTN	(19)	-	(19)	-
Bison	(11)	-	(11)	-
North Baja	(6)	(6)	(18)	(17)
Tuscarora	(4)	(4)	(12)	(12)
	(40)	(10)	(60)	(29)
Net income attributable to non-controlling interests after the 2013 Acquisition	9	-	9	-
	(46)	(41)	(114)	(129)

Partnership cash flows before General Partner distributions	59	49	145	153
General Partner distributions (b)	(1)	(1)	(3)	(3)

Partnership cash flows	58	48	142	150

Cash distributions declared	(52)	(43)	(146)	(127)
Cash distributions declared per common unit (c)	$0.81	$0.78	$2.40	$2.33
Cash distributions paid	(52)	(43)	(137)	(127)
Cash distributions paid per common unit (c)	$0.81	$0.78	$2.37	$2.32

(a)
In accordance with the cash distribution policies of the respective entities, cash distributions from Great Lakes, Northern Border, GTN and Bison are based on their respective prior quarter financial results. Distributions from GTN and Bison are based on 70 percent ownership starting from July 1, 2013.

(b)
General Partner distributions represent the cash distributions paid to the General Partner with respect to its two percent interest plus an amount equal to incentive distributions. Incentive distributions in the first three quarters of 2013 and 2012 were nil.

(c)
Cash distributions declared per common unit and cash distributions paid per common unit are computed by dividing cash distributions, after the deduction of the General Partner's allocation, by the number of common units outstanding. The General Partner's allocation is computed based upon the General Partner's two percent interest plus an amount equal to incentive distributions.

(d)
Financial information was recast to consolidate GTN and Bison for all periods presented. Prior to the 2013 Acquisition, our net income was $35 million and $107 million for the three and nine months ended September 30, 2012, respectively, reflecting 25 percent ownership in each of GTN and Bison. As part of the recast, we show net income of $48 million and $148 million for the three and nine months ended September 30, 2012, respectively, as if we owned 70 percent in each of GTN and Bison. Net income attributed to GTN and Bison’s former parent of $13 million and $41 million, reflecting the 45 percent interests not then owned by the Partnership, for the three and nine months ended September 30, 2012, respectively, reconciles the net income as previously reported and that after the recast.

(e)	“Other Pipes” includes the results of North Baja and Tuscarora prior to July 1, 2013. Since July 1, 2013, it includes the results of GTN, Bison, North Baja and Tuscarora.